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                                                                      EXHIBIT 12

SUPPLEMENTAL COMPUTATION OF RATIOS OF
EARNINGS TO FIXED CHARGES
                             American International Group, Inc. and Subsidiaries

(IN MILLIONS, EXCEPT RATIOS)
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                  YEARS ENDED DECEMBER 31,                     2000      1999      1998      1997     1996
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
Income before income taxes and minority interest              $10,023   $ 9,399   $ 7,583   $6,383   $5,548
Less-Equity income of less than 50% owned persons                   9        22        98      169      156
Add-Dividends from less than 50% owned persons                      3        13        24       30       13
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                                                               10,017     9,390     7,509    6,244    5,405
Add-Fixed charges                                               3,842     3,152     2,884    2,617    2,379
Less-Capitalized interest                                          69        60        86       65       73
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Income before income taxes, minority interest and fixed
  charges                                                     $13,790   $12,482   $10,307   $8,796   $7,711
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Fixed charges:
    Interest costs                                            $ 3,705   $ 3,022   $ 2,769   $2,513   $2,282
    Rental expense*                                               137       130       115      104       97
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Total fixed charges                                           $ 3,842   $ 3,152   $ 2,884   $2,617   $2,379
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Ratio of earnings to fixed charges                               3.59      3.96      3.57     3.36     3.24
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

* The proportion deemed representative of the interest factor.

The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 5.06, 5.51, 4.76, 4.37, and 4.13 for 2000, 1999, 1998, 1997 and 1996, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.

(IN MILLIONS, EXCEPT RATIOS)
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                                                                       Six Months      Three Months
                                                                   Ended June 30,    Ended June 30,
                                                                  ---------------   ---------------
                                                                   2001     2000     2001     2000
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
Income before income taxes and minority interest                  $4,750   $4,729   $1,950   $2,260
Less-Equity income (loss) of less than 50% owned persons              11       (1)       6        2
Add-Dividends from less than 50% owned persons                         1        1        1        1
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                                                                   4,740    4,731    1,945    2,259
Add-Fixed charges                                                  2,092    1,739    1,042      845
Less-Capitalized interest                                             32       29       16       15
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Income before income taxes, minority interest, and fixed
  charges                                                         $6,800   $6,441   $2,971   $3,089
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Fixed charges:
  Interest costs                                                  $2,019   $1,665   $1,006   $  808
  Rent expense*                                                       73       74       36       37
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Total fixed charges                                               $2,092   $1,739   $1,042   $  845
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Ratio of earnings to fixed charges                                  3.25     3.70     2.85     3.66
---------------------------------------------------------------------------------------------------

* The proportion deemed representative of the interest factor.

     The ratio shown is significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, which exclude the effects of the operating results of AIGFP, are 4.03 and 4.86 for the second quarter and 4.73 and 5.09 for the first six months of 2001 and 2000, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.

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